Form N-SAR
Attachment for Item #77C
Matters Submitted to a Vote of Security Holders

MAINSTAY FUNDS TRUST
811-22321
For Period Ended 10/31/13

MAINSTAY EPOCH U.S. ALL CAP FUND
a series of MainStay Funds Trust

(a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (“Special Meeting”) of the MainStay Epoch U.S. All Cap Fund (“Fund”), a series of MainStay Funds Trust (“Trust”), was held at the offices of New York Life Investment Management, Inc. (“New York Life Investments”), 169 Lackawanna Avenue, Parsippany, New Jersey 07054 on Monday, July 1, 2013 at 10:00 a.m.

(b)	If the meeting involved the election of trustees, state the name of each trustee elected at the meeting and the names of all other trustees now in office;

N/A.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

1.
To approve an amended and restated subadvisory agreement with respect to the Fund between Epoch Investment Partners, Inc. (“Epoch”) and New York Life Investments prompted by the anticipated change of control of Epoch.

2.	To approve the amendment of the fundamental investment restrictions of the Fund.

3.	To grant the Trust the authority to enter into and materially amend agreements with certain subadvisors on behalf of the Fund without obtaining shareholder approval.

The above proposals were discussed in detail in the proxy statement.  No other business came before the Special Meeting.

The proposals were passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the proposals presented before the Special Meeting held on July 1, 2013 were cast.  There were no votes cast in person at the Special Meeting.

352060 v.1

MainStay Epoch U.S. All Cap Fund

Proposal 1 – To approve an amended and restated subadvisory agreement with respect to the Fund between Epoch Investment Partners, Inc. (“Epoch”) and New York Life Investments prompted by the anticipated change of control of Epoch.

Votes For	Votes Against	Abstentions	Total
15,222,457	14,005	6,772	15,243,234

Proposal 2 – To approve the amendment of the fundamental investment restrictions of the Fund.

Borrowing:
Votes For	Votes Against	Abstentions	Total
14,903,825	334,880	4,529	15,243,234

Senior Securities:
Votes For	Votes Against	Abstentions	Total
15,234,640	2,655	5,939	15,243,234

Underwriting Securities:
Votes For	Votes Against	Abstentions	Total
15,233,295	3,944	5,995	15,243,234

Real Estate:
Votes For	Votes Against	Abstentions	Total
14,906,897	331,808	4,529	15,243,234

Commodities:
Votes For	Votes Against	Abstentions	Total
14,904,865	333,896	4,473	15,243,234

Making Loans:
Votes For	Votes Against	Abstentions	Total
14,904,934	333,534	4,766	15,243,234

Concentration of Investments:
Votes For	Votes Against	Abstentions	Total
15,235,101	3,660	4,473	15,243,234

Diversification:
Votes For	Votes Against	Abstentions	Total
15,236,305	2,400	4,529	15,243,234

Proposal 3 – To grant the Trust the authority to enter into and materially amend agreements with certain subadvisors on behalf of the Fund without obtaining shareholder approval.

Votes For	Votes Against	Abstentions	Total
14,896,396	340,899	5,939	15,243,234